Exhibit 99.1

December 8, 2025

Split-Off of Liberty Live Holdings Approved at Liberty Media’s Special Meeting of Stockholders and Liberty Media Announces Final Terms of Reattribution

ENGLEWOOD, Colo.—(BUSINESS WIRE)—Liberty Media Corporation (“Liberty Media”) (Nasdaq: FWONA, FWONK, LLYVA, LLYVK) and Liberty Live Holdings, Inc. (“Liberty Live Holdings”) announced today that, at Liberty Media’s virtual special meeting of its holders of Series A Liberty Live common stock (“LLYVA”) and Series B Liberty Live common stock (“LLYVB”) held on December 5, 2025 at 8:30 a.m. MT, the holders of LLYVA and LLYVB approved the previously announced split-off (the “Split-Off”) of Liberty Live Holdings, which will be the owner of all of the businesses, assets and liabilities attributed to the Liberty Live Group immediately prior to the Split-Off.

Assuming all other conditions to the Split-Off are satisfied or waived, as applicable, at 4:05 p.m., New York City time, on December 15, 2025, Liberty Media will redeem, on a one-for-one basis, each outstanding share of Liberty Live common stock in exchange for one share of the corresponding series of Liberty Live Group common stock of Liberty Live Holdings. Following the effectiveness of the Split-Off, Liberty Media expects that Liberty Live Holdings will have approximately 25.6 million shares of Series A Liberty Live Group common stock, 2.5 million shares of Series B Liberty Live Group common stock and 63.8 million shares of Series C Liberty Live Group common stock outstanding.

In connection with the Split-Off, Liberty Media has notified Nasdaq of its intention to voluntarily delist from the Nasdaq Global Select Market and deregister the shares of Series A and Series C Liberty Live common stock. Liberty Media has also notified the OTC Markets of its intention to remove from quotation the shares of Series B Liberty Live common stock. As a result, Liberty Media expects Liberty Live common stock will cease to trade or be quoted on Nasdaq or the OTC Markets, as applicable, following market close on December 15, 2025.

Liberty Media expects that Liberty Live Holdings’ Series A and C Liberty Live Group common stock will begin trading on the Nasdaq Global Select Market under the symbols “LLYVA” and “LLYVK,” respectively, and the Liberty Live Holdings’ Series B Liberty Live Group common stock will begin quotation on the OTC Markets under the symbol “LLYVB,” in each case, on December 16, 2025.

Further, in connection with the Split-Off, Liberty Media is reattributing certain assets and liabilities between the Formula One Group and the Liberty Live Group (the “Reattribution”). On December 3, 2025, Liberty Media’s board of directors approved the final terms of the Reattribution. The Reattribution will become effective prior to the Split-Off at approximately 8:00 a.m., New York City time, on December 15, 2025.

In summary, $421.7 million of net asset value will be reattributed from the Formula One Group to the Liberty Live Group including:

•	Liberty Media’s interests in QuintEvents, LLC
•	Liberty Media’s interests in Meyer Shank Racing LLC
•	cash payment of approximately $171.7 million

Similarly, $421.7 million of net asset value will be reattributed from the Liberty Live Group to the Formula One Group including:

•	Liberty Media’s interests in Kroenke Arena Company, LLC
•	Liberty Media’s interests in Overtime Sports, Inc.
•	Liberty Media’s interests in Griffin Gaming Partners II, L.P.

Forward-Looking Statements

This communication includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including certain statements relating to the completion of the Split-Off and the proposed trading of Liberty Live Holdings common stock. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws. These forward-looking statements generally can be identified by phrases such as “possible,” “potential,” “intends” or “expects” or other words or phrases of similar import or future or conditional verbs such as “will,” “may,” “might,” “should,” “would,” “could,” or similar variations. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, the satisfaction of all other conditions to the Split-Off. These forward-looking statements speak only as of the date of this communication, and Liberty Media expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Media’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Media, including its definitive proxy statement materials for the special meeting, as amended, and its most recent Forms 10-K and 10-Q, as such risk factors may be amended, supplemented or superseded from time to time by other reports Liberty Media subsequently files with the Securities and Exchange Commission (the “SEC”), for additional information about Liberty Media and about the risks and uncertainties related to Liberty Media’s business which may affect the statements made in this communication.

Additional Information

Nothing in this press release shall constitute a solicitation to buy or an offer to sell shares of common stock of Liberty Media or Liberty Live Holdings. The proposed offer and issuance of shares of Liberty Live Holdings common stock in the Split-Off are being made only pursuant to an effective registration statement on Form S-4, including a proxy statement and a notice of meeting and action of Liberty Media and prospectus of Liberty Live Holdings. LIBERTY MEDIA STOCKHOLDERS AND OTHER INVESTORS ARE URGED TO READ THE REGISTRATION STATEMENT, TOGETHER WITH ALL RELEVANT SEC FILINGS REGARDING THE SPLIT-OFF, AND ANY OTHER RELEVANT DOCUMENTS FILED AS EXHIBITS THEREWITH, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE SPLIT-OFF. The proxy statement/notice/prospectus and other relevant materials for the Split-Off have previously been provided to all LLYVA and LLYVB stockholders. Copies of these SEC filings are available, free of charge, at the SEC’s website (http://www.sec.gov). Copies of the filings together with the materials incorporated by reference therein are also available, without charge, by directing a request to Liberty Media Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112, Attention: Investor Relations, Telephone: (877) 772-1518.

About Liberty Media Corporation

Liberty Media Corporation operates and owns interests in media, sports and entertainment businesses. Those businesses are attributed to two tracking stock groups: the Formula One Group and the Liberty Live Group. The businesses and assets attributed to the Formula One Group (NASDAQ: FWONA, FWONK) include Liberty Media’s subsidiaries Formula 1, MotoGP, Quint and other minority investments. The businesses and assets attributed to the Liberty Live Group (NASDAQ: LLYVA, LLYVK) include Liberty Media’s interest in Live Nation Entertainment, Inc. (“Live Nation”) and other minority investments.

About Liberty Live Holdings

Liberty Live Holdings is currently a wholly owned subsidiary of Liberty Media. Upon completion of the Split-Off, Liberty Live Holdings will be an independent, publicly traded company and its principal assets will include all of Liberty Media’s shares of common stock of Live Nation and Liberty Media’s interests in certain private assets, including its wholly-owned subsidiary, QuintEvents, LLC.

Liberty Media Corporation Investor Contact: (877) 772-1518 investor@libertymedia.com	Liberty Live Holdings, Inc. Investor Contact: (844) 826-8736 investor@libertyliveholdings.com